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USA TRUCK, INC.
3200 Industrial Park Road
Van Buren, Arkansas 72956

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 8, 2013

To the Stockholders of USA Truck, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of USA Truck, Inc. (the “Company”) will be held at the corporate offices of the Company at 3200 Industrial Park Road, Van Buren, Arkansas 72956, on Wednesday, May 8, 2013, at 10:00 a.m., local time, for the following purposes:

1.	To elect two (2) Class III directors for a term expiring at the 2016 Annual Meeting.

2.	Advisory approval of the Company’s executive compensation.

Only holders of record of the Company’s Common Stock at the close of business on March 13, 2013, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Company’s Proxy Statement is submitted herewith.  The Annual Report for the year ended December 31, 2012, is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 8, 2013

 We have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and, (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting, Proxy Statement, and our Annual Report to Stockholders for the fiscal year ended December 31, 2012, are available online and may be accessed at http://www.rtcoproxy.com/usak.  We do not use “cookies” or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors
J. RODNEY MILLS
Secretary
Van Buren, Arkansas
April 10, 2013

YOUR VOTE IS IMPORTANT.

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.  YOU MAY ALSO VOTE ON THE INTERNET ANYTIME PRIOR TO 3:00 A.M. EDT ON MAY 8, 2013 BY COMPLETING THE ELECTRONIC VOTING INSTRUCTION FORM FOUND AT HTTP://WWW.RTCOPROXY.COM/USAK OR BY TELEPHONE ANYTIME PRIOR TO 3:00 A.M. EDT ON MAY 8, 2013 USING A TOUCH-TONE TELEPHONE AND CALLING 1-855-484-1039.  RETURNING YOUR PROXY NOW WILL NOT INTERFERE WITH YOUR RIGHT TO ATTEND THE ANNUAL MEETING OR TO VOTE YOUR SHARES PERSONALLY AT THE ANNUAL MEETING, IF YOU WISH TO DO SO. THE PROMPT RETURN OF YOUR PROXY MAY SAVE US ADDITIONAL EXPENSES OF SOLICITATION.

USA TRUCK, INC.
3200 Industrial Park Road
Van Buren, Arkansas 72956

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on May 8, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the “Company,” “USA Truck,” “we,” “our” or “us”), for use at the Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice.  The mailing address of the Company is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and its telephone number is (479) 471-2500.

The cost of soliciting proxies will be borne by the Company.  In addition to solicitation by mail, certain officers and employees of the Company, who will receive no special compensation therefor, may solicit proxies in person or by telephone, telegraph, facsimile or other means.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock of the Company.

The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 10, 2013.

REVOCABILITY OF PROXY

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting.  A proxy may be revoked by delivery of written notice of revocation to J. Rodney Mills, Secretary of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting.  If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein.  If no direction is given, such shares will be voted for election of all nominees for director, for approval, in an advisory and non-binding vote, of the compensation of the Company's Named Executive Officers, and at the discretion of the person(s) named as proxy(ies) therein on any other matters that may properly come before the Annual Meeting or any adjournments thereof.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 13, 2013, as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting.  As of the record date, 10,516,427 shares of Common Stock were outstanding and entitled to vote at the meeting.  Each stockholder will be entitled to one vote for each share of Common Stock owned of record on the record date.  The stock transfer books of the Company will not be closed.  Stockholders are not entitled to cumulative voting with respect to the election of directors.  The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, are necessary to constitute a quorum.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

The Company’s bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company.  Thus, any abstentions or broker non-votes will have no effect on the election of directors.  However, at any stockholder meeting at which a director is subject to an uncontested election, any nominee for director who receives a greater number of votes “withheld” from or voted “against” his or her nomination than are voted “for” such election, excluding abstentions, shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee.  See “Nominating and Corporate Governance Committee—Additional Corporate Governance Policies” for additional information regarding our majority vote policy.  Approval of any other matter submitted to stockholders each requires the affirmative vote of a majority of votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposed corporate action.  Accordingly, abstentions and broker non-votes will have no effect on the approval of any other matter submitted to stockholders.

If you are a holder of record of our Common Stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing your proxy card.  Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.

The above-mentioned telephone and Internet-voting procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 3:00 a.m. Eastern Time on Wednesday, May 8, 2013.  If you wish to vote using the proxy card, complete, sign and date your proxy card and return it to us before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our current directors (including the two nominees for election at the Annual Meeting), each executive officer named in the Summary Compensation Table, and all current directors and executive officers as a group, including the beneficial ownership of our Common Stock as of March 13, 2013 for each individual and the group.  The table also lists the name, address and share ownership information for all stockholders known to us to own, directly or indirectly, more than 5% of the outstanding shares of Common Stock, our only class of voting securities, as of March 13, 2013.  Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him or it.

			Common Stock
			Beneficially Owned
		Director	Number of		Percent
Name and (if applicable) Address	Age	Since	Shares*		of Class
Directors and Nominees for Director:

John M. Simone	51	2013	80,000	(1)(2)	(3)

James D. Simpson, III	72	2010	22,000	(2)	(3)

Terry A. Elliott	67	2003	16,203	(2)	(3)

William H. Hanna	52	2005	46,164	(2)(4)	(3)

Richard B. Beauchamp	60	2006	2,000	(2)	(3)

Robert A. Peiser**	64	2012	21,716	(5)	(3)

Robert E. Creager**	64	2012	3,448	(2)(6)	(3)

Named Executive Officers (Excluding Persons Named Above):

Clifton R. Beckham	41	--	86,901	(7)	(3)

Michael R. Weindel	44	--	51,540	(8)	(3)

J. Rodney Mills	48	--	34,855	(9)	(3)

Darron R. Ming	38	--	9,452	(10)	(3)

All Current Directors and Executive Officers as a Group (9 Persons)			329,972		3.1%

Beneficial Owners of More Than 5% of Outstanding Common Stock (Excluding Persons Named Above):

Grace & White, Inc.			1,200,398	(11)	11.5%
515 Madison Ave, Suite 1700, New York, New York 10022
Donald Smith & Co., Inc.			1,037,182	(12)	9.9%
152 West 57th Street, New York, New York 10019
Robert M. Powell			980,233	(13)	9.4%
200 Paddock Lane, Fort Smith, Arkansas 72903
GAM Holding AG			975,000	(14)	9.3%
Klaustrasse 10, 8008 Zurich, Switzerland
Entities affiliated with T. Rowe Price Associates, Inc.			952,105	(15)	9.1%
100 E. Pratt Street, Baltimore, Maryland 21202
James B. Speed			818,008	(16)	7.8%
2323 So. 40th Street, Fort Smith, Arkansas 72903
Dimensional Fund Advisors LP			813,225	(17)	7.8%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746
Entities affiliated with Franklin Resources, Inc.			786,000	(18)	7.5%
One Franklin Parkway, San Mateo, California 94403

*	All fractional shares (which were acquired through participation in our Employee Stock Purchase Plan) have been rounded down to the nearest whole share.
**      Current nominees for re-election as a director.

(1)
On February 18, 2013, Mr. John M. Simone was appointed to serve as President, Chief Executive Officer and on the Board of Directors as a Class II Director for a term expiring at the 2015 Annual Meeting.

(2)	The beneficial owner has no shares under options that are presently exercisable or that are exercisable within 60 days following March 13, 2013.

(3)	The amount represents less than 1% of the outstanding shares of Common Stock.

(4)
Mr. Hanna has voting and dispositive power with respect to 46,164 shares that he beneficially owns.  Of those 46,164 shares (a) 12,300 shares are held of record by Hanna Family Investments LP, (b) 21,000 shares are held of record by Hanna Oil and Gas Company, (c) 7,664 shares are held of record in a revocable trust of which he is trustee, and (d) 5,200 shares are held of record in an irrevocable trust of which he is trustee.

(5)
On February 6, 2012, Mr. Robert A. Peiser was appointed to serve on the Board of Directors as a Class III Director for a term expiring at the 2013 Annual Meeting.  The amount shown includes 1,910 shares of Common Stock Mr. Peiser has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 13, 2013.

(6)	On November 8, 2012, Mr. Robert E. Creager was appointed to serve on the Board of Directors as a Class III Director for a term expiring at the 2013 Annual Meeting.

(7)
On February 18, 2013, Mr. Clifton R. Beckham resigned his position as President, Chief Executive Officer and Director and assumed the position of Chief Financial Officer.  The amount shown includes 13,199 shares of Common Stock Mr. Beckham has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 13, 2013.

(8)	The amount shown includes 13,206 shares of Common Stock Mr. Weindel has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 13, 2013.

(9)	The amount shown includes 9,426 shares of Common Stock Mr. Mills has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 13, 2013.

(10)	During December 2012, Mr. Ming’s employment was terminated.

(11)
This information is based solely on a report on Schedule 13G/A filed with the U.S. Securities and Exchange Commission ("SEC") on January 30, 2013, which indicates that Grace & White, Inc., an investment advisor, has sole voting power with respect to 119,320 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 1,200,398 shares indicated as being beneficially owned by it and shared dispositive power with respect to no shares.  Information is as of December 31, 2012.

(12)
This information is based solely on a report on Schedule 13G filed with the SEC on February 13, 2013, which indicates that Donald Smith & Co., Inc., an investment advisor, has sole voting power with respect to 865,182 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 1,037,182 shares indicated as being beneficially owned by it and shared dispositive power with respect to no shares.  Information is as of December 31, 2012.

(13)
This information is based solely on a report on Schedule 13G/A filed with the SEC on February 11, 2013.  Mr. Powell has sole voting and dispositive power with respect to all 980,233 shares and shared voting and dispositive power with respect to no shares.  Information is as of December 31, 2012.

(14)
This information is based solely on a report on Schedule 13G/A filed with the SEC on February 6, 2013, which indicates that GAM International Management Ltd., a wholly owned subsidiary of GAM Holding AG, a holding company, has sole voting power with respect to all 975,000 shares indicated as being beneficially owned by it, shared voting power with respect to no shares, sole dispositive power with respect to all 975,000 shares indicated as being beneficially owned by it and shared dispositive power with respect to no shares.  Information is as of December 31, 2012.

(15)
This information is based solely on a report on Schedule 13G/A filed with the SEC on February 8, 2013, which indicates that T. Rowe Price Associates, Inc., an investment advisor, has sole voting power with respect to 11,520 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 952,105 shares indicated as being beneficially owned by it and shared dispositive power with respect to no shares.  T. Rowe Price Small-Cap Value Fund, Inc., an investment company, has sole voting power with respect to 927,485 shares, shared voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to no shares.  Information is as of December 31, 2012.

(16)
This information is based solely on a Schedule 13G/A filed with the SEC on March 4, 2013, which indicates that Mr. Speed has sole voting and dispositive power with respect to all 818,008 shares and shared voting and dispositive power with respect to no shares.  The amount shown does not include (a) 66,823 shares of Common Stock held by Mr. Speed’s wife (of which Mr. Speed disclaims beneficial ownership) and (b) 17,669 shares of Common Stock held in a trust (of which Mr. Speed’s wife is trustee) for the benefit of his daughter (of which Mr. Speed disclaims beneficial ownership).  Information is as of December 31, 2012.

(17)
This information is based solely on a report on Schedule 13G/A filed with the SEC on February 11, 2013, which indicates that Dimensional Fund Advisors LP, an investment advisor, has sole voting power with respect to 797,672 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 813,225 shares indicated as being beneficially owned by it and shared dispositive power with respect to no shares.  Information is as of December 31, 2012.

(18)
This information is based solely on a report on Schedule 13G/A filed with the SEC on February 11, 2013, which indicates that Franklin Advisory Services, LLC, a subsidiary of Franklin Resources, Inc., has sole voting power with respect to all 786,000 shares indicated as being beneficially owned by it, shared voting power with respect to no shares, sole dispositive power with respect to all 786,000 shares indicated as being beneficially owned by it and shared dispositive power with respect to no shares.  Information is as of December 31, 2012.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Restated and Amended Certificate of Incorporation provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each.  In accordance with the current bylaws, the number of directors constituting the entire Board has been decreased to seven.  The Board presently consists of seven persons.

The current term of office of the two Class III directors will expire at the 2013 Annual Meeting and those directors have been nominated for re-election at the meeting for a term expiring at the 2016 Annual Meeting:

Class III
Term Expiring 2016

Robert A. Peiser
Robert E. Creager

Proxies may not be voted at the 2013 Annual Meeting for more than two nominees for election as directors.  Each of the nominees has consented to serve if elected and, if elected, will serve until the 2016 Annual Meeting or until his successor is duly elected and qualified.

Mr. James B. Speed, formerly a Class III director, retired from the Board of Directors on May 2, 2012 and on November 7, 2012, Mr. Robert E. Creager was appointed to the Board of Directors to fill the vacancy created by Mr. Speed’s retirement.  Class I and Class II directors are currently serving terms expiring in 2014 and 2015, respectively.  Class I directors are William H. Hanna and James D. Simpson, III.  Class II directors are John M. Simone, Terry A. Elliott and Richard B. Beauchamp.

Mr. Clifton R. Beckham, formerly a Class II director, resigned his position as President and CEO as well as from the Board of Directors on February 18, 2013.  Mr. Beckham is currently serving as the Company’s CFO.  On that same date, Mr. John M. Simone was elected as the Company’s President and CEO and was appointed to the Board of Directors to fill the vacancy created by Mr. Beckham’s resignation.

All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed.  It is expected that the nominees will be available for election, but if for any unforeseen reason any nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Nominating and Corporate Governance Committee.

Vote Required for Approval

Assuming the presence of a quorum at the Annual Meeting, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors.  Any director subject to an uncontested election who is elected by a plurality and receives a greater number of votes “withheld” from or voted “against” his or her nomination than are voted “for” such election (excluding abstentions) shall be subject to the majority vote policy described under “Nominating and Corporate Governance Committee—Additional Corporate Governance Policies.”

The Board recommends that the stockholders vote “FOR” the election of the two nominees named above.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and participates in setting the agenda for Board meetings and presides over meetings of the full Board.  Under our bylaws, we have provided for a formal office of CEO and established certain duties of the CEO that were previously reserved to the President and Chairman of the Board.

We have no current plans to separate the CEO and President roles, and our bylaws recite that the CEO shall be the President unless a separate CEO and President shall be appointed.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term operational performance and enhance stockholder value.  A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company.  The involvement of the full Board of Directors in evaluating the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determining factor of what constitutes an appropriate level of risk for the Company.  The full Board of Directors participates in this annual assessment as we believe that risk oversight is most effective when the full knowledge, experience, and skills of all directors are brought to bear on the complex subject of risk management.

In this process, risk is assessed throughout the business, focusing on the following primary areas of risk: financial risk, legal and compliance risk, and operational and strategic risk.  Within these primary areas of risk, our Board of Directors, with the input of management, has identified specific areas of risk that are pertinent to our business.  Our Board of Directors regularly receives reports and has discussions with management with respect to such areas.  The Board of Directors routinely makes assignments to certain members of management to provide reports and to answer to the Board of Directors with respect to such areas.  Furthermore, our Board of Directors continually engages in discussions at the Board level and with management in an attempt to identify currently unknown risks.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management.  For example, the Audit Committee assesses internal controls over financial reporting and, in connection therewith, receives an annual risk assessment report from the Company’s internal auditors.  Additionally, in setting compensation, the Executive Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s overall business strategy.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

John M. Simone.  Mr. Simone has served as President, Chief Executive Officer and a director since February 2013.  Mr. Simone has over 30 years of leadership experience in the transportation and logistics industry.   Prior to joining the Company, Mr. Simone served as President and Chief Executive Officer of LinkAmerica Corporation from August 2011 through December 2012.  He was President and Chief Operating Officer of Greatwide Logistics Services, LLC from April 2008 to April 2011, and prior to that he served in various capacities with UPS Freight from 1998-2008, attaining the position of Senior Vice President, Truckload Division. Prior to UPS, Mr. Simone was with Ryder System Inc. from 1982 to 1998 where he held a variety of leadership positions.  We believe Mr. Simone’s qualifications to serve on our Board of Directors include his extensive management and leadership experience in the truckload industry and his role as Chief Executive Officer of the Company, which allows the Board of Directors to interface directly with senior management.

Terry A. Elliott.  Mr. Elliott has served as a director of the Company since 2003 and he served as Chairman of the Board from May 2011 until November 2012.  Mr. Elliott has chaired the Audit Committee since 2003 and has been designated the Company’s audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K.  He served as Chief Financial Officer of Safe Foods Corporation, a food safety company in North Little Rock, Arkansas, from July 2000 to August 2009 and served as a director of Safe Foods from 2000 to 2003.  Mr. Elliott also was a director of Superior Financial Corporation (the holding company for Superior Federal Bank, F.S.B.) and a member of its Audit Committee from February 2003 until Superior was sold to Arvest Holdings, Inc. in August 2003.  From 1996 to 2000, Mr. Elliott served as the Chief Financial Officer for two unrelated private start-up businesses.  Mr. Elliott was with Ernst & Young from 1968 until 1994 when he retired as Managing Partner of the Little Rock office.  During his career he has had significant experience in the areas of accounting, auditing, public company reporting, administration and corporate development.  He is a retired Certified Public Accountant.  Mr. Elliott has also been active in a number of community and civic organizations.  We believe Mr. Elliott’s qualifications to serve on our Board of Directors include his extensive financial experience and his past service on another company’s Audit Committee.

William H. Hanna.  Mr. Hanna has served as a director of the Company since 2005.  Mr. Hanna has been President of Hanna Oil and Gas Company since 1999.  He has worked in the oil and gas industry since 1983.  Mr. Hanna is also a director of First National Bank of Fort Smith, Arkansas and is a member of their Audit and Loan Review Committees.  Mr. Hanna brings to the Board of Directors demonstrated management ability at senior levels. His position as President of Hanna Oil and Gas Company gives Mr. Hanna critical insights into the operational requirements of a company our size, which we believe qualifies him to serve as a member of our Board of Directors.

Richard B. Beauchamp.  Mr. Beauchamp has served as a director of the Company since 2006.  Mr. Beauchamp is a Certified Public Accountant and has been a General Partner of Norris Taylor & Company, a Certified Public Accounting firm in Fort Smith, Arkansas, since 1980.  He has worked in the accounting profession since 1975.  Mr. Beauchamp is also a director of Weldon, Williams & Lick, Inc., a specialty printing company, former director of the University of Arkansas Fort Smith Foundation and he serves on the boards of several community and civic organizations.  We believe Mr. Beauchamp’s qualifications to serve as a member of our Board of Directors includes his experience as a Certified Public Accountant and years of experience with financial matters.

James D. Simpson, III.  Mr. Simpson has served as a director of the Company since 2010.  Mr. Simpson is an investment banker with Stephens Inc., where he has been employed since 1969.  Mr. Simpson brings to the Board of Directors in-depth knowledge of the capital markets, in particular for the transportation sector, which we believe allows him to provide critical insights to the other members of the Board of Directors and qualifies him to serve as a member of our Board of Directors.  Mr. Simpson is also a director of various volunteer organizations.

Robert A. Peiser. Mr. Peiser has served as a director of the Company since February 2012.  Mr. Peiser was appointed Chairman of the Board in November 2012.  He is engaged in active service on corporate and not-for-profit boards, although USA Truck is the only public board on which he serves.  Previous public board service includes Team Industrial Services, Inc., a provider of industrial testing and maintenance services (July 2007 to September 2012); Solutia, Inc., a specialties chemical company (February 2008 to July 2012); and, Signature Group Holdings, Inc., a financial services firm (June 2010 to May 2011).  From 2008 to June 2010, Mr. Peiser served as the Chief Executive Officer and Chairman of the Board of Omniflight Helicopters, Inc., an air medical services provider.  Previously, Mr. Peiser served as President, CEO and a director of Imperial Sugar Company, a refiner and marketer of sugar products, from April 2002 through January 2010.  We believe Mr. Peiser’s qualifications to serve on our Board of Directors include his broad-based executive, director and management experience with companies in transition in a variety of domestic and international industries.  He is also the immediate past Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors (“NACD”).  We believe his work with the NACD contributes to his being a valuable resource to our Board in the area of corporate governance best practices.

Robert E. Creager.  Mr. Creager has served as a director of the Company since November 2012. Mr. Creager is a Certified Public Accountant and has 38 years of public accounting and industry experience.  Mr. Creager also serves as Chairman of the Audit Committee of Houston International Insurance Group, a property and casualty insurer, and is the current Treasurer and a Director of the Texas TriCities Chapter of the NACD.  From April 2011 to January 2013, Mr. Creager served as Chairman of the Audit Committee of GeoMet, Inc., an independent natural gas exploration development and production company.  He is a former Audit Practice Leader of the Houston office of PricewaterhouseCoopers.  We believe Mr. Creager’s qualifications to serve on our Board of Directors include his extensive financial experience and his service on other Audit Committees.

There is no family relationship between any director or executive officer and any other director or executive officer of the Company.

Board Meetings, Director Independence and Committees

Meetings

In 2012, the Board of Directors held twenty-eight meetings. During 2012, the Board had a standing Executive Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served, except Mr. Speed, who attended approximately 71% of such meetings until his retirement from the Board.  Mr. Speed retired from his position on the Board effective May 2012.  We encourage the members of our Board of Directors to attend our Annual Meetings.  All seven of our then-current directors attended the 2012 Annual Meeting.

Director Independence

        In determining the independence of its directors, the Board relies on the standards set forth in Rule 5605(a)(2) of The NASDAQ Stock Market’s listing standards. To be considered independent under that standard, an outside director may not have a direct or indirect material relationship with the Company.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  In determining whether a material relationship exists, the Board considers, among other things, whether a director is a current or former employee of the Company.  Annually, our General Counsel reviews the Board’s approach to determining director independence and recommends changes as appropriate.

Consistent with these considerations, the Board has determined that, during 2012, all of the directors, with the exception of our CEO, Clifton R. Beckham, were independent directors.  The independent directors met in executive session, without management directors or other representatives of management present, in connection with each monthly and quarterly meeting of the Board.  In addition to these meetings, the independent directors met one time to discuss items to be presented at the regularly scheduled May Board meeting.

Committees

Executive Compensation Committee.  The purpose of the Executive Compensation Committee is to recommend to the Board matters pertaining to compensation of our executive officers and contributions to our 401(k) Investment Plan.  The Executive Compensation Committee is also responsible for administering the grants of options and other awards to executive officers and other employees under the 2004 Equity Incentive Plan.  Our Executive Compensation Committee’s extensive process for making executive compensation decisions is explained in more detail below.  See “Executive Compensation – Procedures.”

The charter for the Executive Compensation Committee, as amended effective January 30, 2013, sets forth the purpose and responsibilities of the Executive Compensation Committee in greater detail.  The Executive Compensation Committee periodically reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate.  A copy of the Executive Compensation Committee’s charter is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

The Executive Compensation Committee met three times during 2012.  The Executive Compensation Committee is comprised of Richard B. Beauchamp (Chairman), Terry A. Elliott, Robert A. Peiser and William H. Hanna, each of whom is an independent director.  In determining the independence of our Executive Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations.  Specifically, each member of the Executive Compensation Committee (i) is independent under NASDAQ Rule 5605(a)(2), (ii) meets the criteria set forth in Rule 10C-1(b)(1) under the Exchange Act, (iii) did not directly or indirectly accept any consulting, advisory, or other compensation fee from the Company, and (iv) as determined by our Board, is not affiliated with the Company, any Company subsidiary or any affiliate of a Company subsidiary, and does not have any other relationship, which would impair each respective member's judgment as a member of the Executive Compensation Committee.  In 2012, none of our Executive Compensation Committee members had any business or personal relationship with any compensation consultant, legal consultant, or other advisor that was selected by or provided advice to the Compensation Committee.

Audit Committee.  The Audit Committee has primary responsibility for assisting and directing the Board in fulfilling its oversight responsibilities with respect to our auditing, accounting and financial reporting processes.  The Audit Committee’s primary responsibilities include:

•	Monitoring our financial reporting processes and systems of internal controls regarding finance and accounting;

•	Monitoring the independence and performance of our independent registered public accounting firm, and managing the relationship between us and our independent registered public accounting firm; and

•	Providing an avenue of communication among the Board, the independent registered public accounting firm and our management.

The Audit Committee has exclusive power to engage, terminate and set the compensation of our independent registered public accounting firm.  The Audit Committee also evaluates and makes recommendations to the full Board with respect to all related-party transactions and other transactions representing actual or potential conflicts of interest, and reviews all such transactions at least annually.  The Board has adopted a written charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis.  A copy of the Audit Committee’s charter as amended effective October 17, 2012, is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

The Audit Committee met twelve times during 2012.  The Audit Committee is comprised of Terry A. Elliott (Chairman), Robert E. Creager, Richard B. Beauchamp and William H. Hanna.  The Board has determined that Terry A. Elliott is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K, and meets the independence and financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market’s listing standards.

All of the members who served on the Audit Committee during 2012 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market’s listing standards and meet the independence and other requirements set forth for audit committee members in Rule 5605(c)(2)(A) of those listing standards.  See “Report of Audit Committee.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has responsibility to (a) recommend to the full Board corporate governance guidelines applicable to the Company, (b) lead the Board in its annual review of the Board’s performance, (c) identify individuals qualified to become Board members consistent with criteria approved by the Nominating and Corporate Governance Committee of the Board, and (d) perform such other functions as are customarily performed by nominating and corporate governance committees.  The members of the Nominating and Corporate Governance Committee are William H. Hanna (Chairman), Richard B. Beauchamp, Terry A. Elliott, Robert A. Peiser, Robert E. Creager and James D. Simpson, III, each of whom is an independent director as set forth in Rule 5605(a)(2) of The NASDAQ Stock Market's listing standards.  The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets forth the purpose and responsibilities of the Nominating and Corporate Governance Committee in greater detail.  A copy of the Nominating and Corporate Governance Committee’s charter, adopted effective February 27, 2013, as amended, is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

The Nominating and Corporate Governance Committee met three times during 2012.  In accordance with the Nominating and Corporate Governance Committee’s charter, in order to be considered a director nominee, a person’s (including an incumbent director’s) nomination must be approved by both a majority vote of the Nominating and Corporate Governance Committee and the vote of a majority of all directors.

Whenever a determination has been made that it is necessary to nominate one or more persons, in addition to incumbent directors, the Nominating and Corporate Governance Committee will have primary authority for identifying persons who meet certain minimum qualifications and who otherwise have the experience and abilities necessary to serve as effective members of the Board.  The Nominating and Corporate Governance Committee may delegate this identification function to one or more of its members.  In performing this function, the Nominating and Corporate Governance Committee may rely on such resources as it deems appropriate, including without limitation, recommendations from our management, from our incumbent directors, from third parties or from stockholders.  In addition, the Nominating and Corporate Governance Committee may, at our expense, engage the services of professional search firms or other consultants or advisers and may pay them such fees as the Nominating and Corporate Governance Committee shall determine to be reasonable and appropriate.

Each nominee should be committed to the Company’s basic beliefs as set forth in the Company’s Code of Business Conduct and Ethics and shall be an individual of integrity, intelligence, and strength of character.  In addition, each nominee should have:

•	a reputation both personal and professional, consistent with the image and reputation of the Company;

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relevant expertise and experience, including educational or professional backgrounds and should be able to offer advice and guidance to management of the Company based on that expertise and experience;

•	a working knowledge of corporate governance issues and the changing role of boards;

•	demonstrated management and/or business skills or experience that will contribute substantially to the management of the Company;

•	a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; and

•	an understanding of the Company’s business and the general trucking or transportation industry, or the willingness and ability to develop such an understanding.

Finally, in identifying and selecting persons for consideration as nominees, the Nominating and Corporate Governance Committee will consider the rules and regulations of the SEC and The NASDAQ Stock Market (or such other stock exchange or stock market on which our securities may be listed or traded from time to time) regarding the composition of the Board and the qualifications of its members.

The Nominating and Corporate Governance Committee may take such actions as it deems appropriate to evaluate whether each person who has been recommended or proposed for approval as a nominee meets the minimum qualifications, as described above, and set forth in the Nominating and Corporate Governance Committee charter, and otherwise has the experience and abilities necessary to be an effective member of the Board.  These procedures may include at least one personal interview of the candidate by the Nominating and Corporate Governance Committee, discussions with qualified representatives of companies or firms by which the candidate is or has previously been employed or on whose boards of directors the candidate is serving or has previously served, or with such other persons as the Nominating and Corporate Governance Committee deems appropriate to rely upon as references for the candidate, and completion of a questionnaire regarding the candidate’s prior employment and service on boards of directors, criminal convictions or sanctions and other matters deemed appropriate by the Nominating and Corporate Governance Committee.

As set forth in detail in the Nominating and Corporate Governance Committee charter, it is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received.  The Nominating and Corporate Governance Committee will evaluate any stockholder recommendations pursuant to the same procedures that it follows in connection with consideration of recommendations received from any other source.  Stockholders must submit such recommendations in the manner and by the dates specified for stockholder nominations in our bylaws.  To be timely under our bylaws, recommendations must be received in writing at our principal executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting.  For the 2014 Annual Meeting, stockholder recommendations must be received by us no earlier than January 8, 2014 and no later than February 7, 2014.  In addition, pursuant to our bylaws, any recommendation of a director submitted by a stockholder must include the following information:

•	the proposed nominee’s name, age, business address and residence address;

•	the proposed nominee’s principal occupation or employment and business experience;

•	the proposed nominee’s educational background;

•	the class and number of shares of stock of the Company owned by the proposed nominee;

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such other information as is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, including, without limitation, confirmation that the nominee is from a stockholder of the Company who is the record or beneficial owner of at least 1% or $2,000 in market value of the shares of stock entitled to be voted at our next Annual Meeting, and who has held such shares for at least one year;

•	the nominating stockholder’s name and address, as they appear on the Company’s books; and

•	the class and number of shares of stock of the Company beneficially owned by the nominating stockholder and the date or dates of acquisition thereof.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply criteria to include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The value of diversity on the Board will be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  We assess the effectiveness of our policies and practices on Board diversity in connection with assessing the effectiveness of our Board as a whole.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Additional Corporate Governance Policies

Additionally, at its January 30, 2013 meeting, the Board adopted the following guidelines for membership on the Board.  These guidelines will be incorporated into the Nominating and Corporate Governance Committee charter as Exhibit B.

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Retirement Policy and Term Limits - It shall be the general policy of the Nominating and Corporate Governance Committee that no person will be appointed as or stand for election as a director of the Company after he or she has passed his or her seventy-fifth (75th) birthday unless this requirement is specifically waived by a majority vote of the entire Board.  Directors who attain the age of 75 during their term of service may serve out the remainder of their term.  The Board has not adopted term limits.  While term limits ensure fresh ideas and viewpoints, they result in the loss of the contribution of directors who have been able to develop, over a period of time, insight into the Company, the continuity of its strategy and its operations, culture, and management, and a working relationship with other directors.

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Majority Vote Policy - At any stockholder meeting at which a director is subject to an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee for director who receives a greater number of votes “withheld” from or voted “against” his or her nomination than are voted “for” such election, excluding abstentions, shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall evaluate the best interests of the Company and its stockholders and shall, within 60 days following certification of the stockholder vote, recommend to the Board the action to be taken with respect to such tendered resignation.  In determining whether or not to recommend that the Board accept any resignation offer, the Nominating and Corporate Governance Committee shall consider all factors believed relevant by the Nominating and Corporate Governance Committee, including without limitation: (a) any stated reasons for the nominee not receiving the required majority vote and whether the underlying cause or causes are curable; (b) the factors, if any, set forth in the guidelines and other policies that are to be considered by the Nominating and Corporate Governance Committee in evaluating potential candidates for the Board as such factors relate to each nominee who has so offered his or her resignation; (c) the length of service of such nominee; (d) the effect of such resignation on the Company’s compliance with any law, rule, regulation, stock exchange listing standards, or contractual obligation; (e) such nominee’s contributions to the Company; and (f) any other factors that the Nominating and Corporate Governance Committee believes are in the best interests of the Company.  The nominee shall not participate in the vote by the Nominating and Corporate Governance Committee or the Board regarding any action to be taken concerning the tendered resignation.  The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation, on Form 8-K filed with the SEC, by a press release, or via other broadly disseminated means of communication.  See “Required Affirmative Vote and Voting Procedures.”

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Company Stock Ownership - The Board believes that it is important to align the interests of the members of the Board with the long-term interests of the Company’s stockholders.  Therefore, it is the recommendation of the Board that each director should own Company Common Stock with a cumulative value of no less than one hundred thousand dollars ($100,000.00), based on the grant price of the stock at the time it was granted or the cost of the stock at the time it was acquired. The Board recommends that such ownership level be obtained within four years from the date the director first becomes a member of the Board.  For those directors serving on the Board as of the date this guideline was adopted, the Board recommends an ownership target date of January 30, 2017.  For purposes of this guideline, “ownership” shall include the following: shares owned directly, in joint accounts or by dependent children of the director; shares for which the director has beneficial ownership through a trust or similar estate planning device; or unrestricted stock units owned by the director. Once achieved, the Board recommends that ownership of the guideline amount be maintained for so long as the director serves as a member of the Board.

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Changes in Responsibilities - A non-employee director shall submit to the Nominating and Corporate Governance Committee a letter offering to resign if his or her principal occupation or business association changes substantially during his or her tenure as a director so that the Nominating and Corporate Governance Committee and the Board can assess the continued appropriateness of Board membership under the circumstances.  The Nominating and Corporate Governance Committee will review the tendered offer to resign and recommend to the Board the action, if any, to be taken with respect to the offer of resignation.

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Board Memberships - Although the Company values the experience directors bring from other boards on which they serve and other activities in which they participate, it is the expectation of the Board that every director have sufficient time to commit to preparation for and attendance at Board and committee meetings.  Service on other boards and participation in other activities may present demands on a director’s time and availability and may present conflicts or legal issues, including independence issues.  Directors should advise the Nominating and Corporate Governance Committee before accepting membership on other public boards of directors, any public audit committee, or other significant committee assignment of any other public boards of directors, and before establishing other significant relationships with businesses, institutions, governmental units, or regulatory entities, particularly those that may result in significant time commitments, a change in the director’s relationship to the Company, or a conflict of interest.

The Board has also directed that the Nominating and Corporate Governance Committee be responsible for administering these guidelines and reporting to the Board no less than annually regarding compliance with these guidelines.

PROPOSAL TWO:  ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the Securities and Exchange Commission), and in response to the stockholders’ advisory and non-binding vote at the Annual Meeting  held on May 4, 2011, we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers.

As described in more detail in the Executive Compensation section of this proxy statement, the Executive Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Align compensation with our business objectives and the interests of our stockholders.
• We incorporate cash and equity compensation components into our program to provide incentives for short-term and long-term objectives.

o Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results.  Caps on cash awards are built into our plan design.

o The equity compensation component, which generally contains a mix of restricted stock and stock options, each with vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value and expose the holder to the risk of downward stock prices and volatility.

Encourage and reward high levels of performance.
• We attempt to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation that rewards high levels of performance.

• A substantial portion of the total cash compensation component is in the form of a performance-based annual incentive that allows our Named Executive Officers to achieve up to 100% of salary by exceeding the performance targets.

Recognize and reward the achievement of corporate goals.
• For 2012, annual management bonuses for each of our Named Executive Officers were based on measures such as return on capital, earnings per share, and other Company-wide productivity objectives critical to our mission such as base revenue per employee per week, on-time customer service, accidents per million miles, paid miles per gallon of fuel, and driver team members lost per week, rather than individual or departmental targets, to ensure cooperation and shared incentives to reach corporate goals.  For 2013, our single performance measure is related to pretax income as the Executive Compensation Committee wanted to reinforce the importance of returning to profitability.

Attract and retain executive officers who contribute to our long-term success.
• We review publicly available data regarding all elements of compensation paid by trucking companies with similar size or operations to ensure we are competitive.

• Emphasis on share-based compensation that is linked to achievement of specified performance goals and appreciation in the market price of our Common Stock, and which is also subject to multi-year vesting requirements, is intended to promote long-term ownership.

• We have a relatively young management team compared to our peers and believe that structuring a large variable component into their compensation that is share-based has retention benefits.

We urge stockholders to read “Executive Compensation” beginning on page xx of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages xx through xx, which provide detailed information on the compensation of our Named Executive Officers.  The Executive Compensation Committee and the Board believe that the policies and procedures articulated in “Executive Compensation” are effective in achieving our goals.

The Board has adopted a policy of providing for an annual “say-on-pay” advisory vote.  Accordingly, we are asking our stockholders to approve, in an advisory and non-binding vote, the following resolution in respect of this Proposal TWO:

“RESOLVED, that the stockholders approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held on May 8, 2013.”

The Board recommends a vote “FOR” Proposal TWO.

Unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2014 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

Our current executive officers are John M. Simone, Clifton R. Beckham and Michael R. Weindel, Jr.  Biographical information for Mr. Simone is set forth under the heading “Additional Information Regarding the Board of Directors – Biographical Information” above.

Clifton R. Beckham.  Mr. Beckham, 41, currently serves as the Company’s Executive Vice President and Chief Financial Officer. He served as President, Chief Executive Officer and a director from August 2007 to February 2013.  He served as Senior Vice President, Finance from November 2003 to August 2007 and Chief Financial Officer from 2002 to August 2007.  Mr. Beckham previously served as Secretary from 2001 to 2005, as Vice President, Finance from 2002 to 2003, as Treasurer from 2001 to 2002, as Controller from 1999 to 2001 and as Chief Accountant from 1996 to 1999.  Mr. Beckham, a Certified Public Accountant (inactive), began his professional career when he began working for us in 1994.

Michael R. Weindel, Jr.  Mr. Weindel, 44, has served as Executive Vice President and Chief Operations Officer for SCS and Intermodal since July 2011.  He served as Vice President, People from May 2008 to July 2011, and as Vice President, Human Resources, Recruiting and Training from January 2005 to May 2008.  Mr. Weindel previously served as Director, Human Resources, Recruiting and Training from 2003 to 2005, as Director of Purchasing from 2002 to 2003 and as Director of Human Resources from 1997 to 2002.  Mr. Weindel has worked for us since 1991.

All of our executive officers are elected annually by the Board for such term as may be prescribed by the Board and until such person’s successor shall have been elected and shall qualify, or until such person’s death, resignation, or removal in the manner provided under our bylaws.

EXECUTIVE COMPENSATION

Overview

Our Executive Compensation Committee has responsibility for decisions regarding the compensation of our executive management team, and for ensuring that those decisions are consistent with our compensation philosophy and objectives.  Our compensation policies and practices relating to the compensation of the officers listed in the Summary Compensation Table, below, who are sometimes collectively referred to as the “Named Executive Officers,” are explained in more detail below.  Our Named Executive Officers are Clifton R. Beckham, our former Chief Executive Officer, who served in that position until February 2013, and who now serves as our current Chief Financial Officer; Darron R. Ming, our former Chief Financial Officer, who served in that position and as an executive officer until December 2012; Michael R. Weindel, an executive officer; and, J. Rodney Mills, who served as an executive officer through December 31, 2012.

Philosophy and Objectives

The objectives of our executive compensation program are to (i) align compensation with our business objectives and the interests of our stockholders, (ii) encourage and reward high levels of performance, (iii) recognize and reward the achievement of corporate goals, and (iv) attract and retain executive officers who contribute to our long-term success.  We incorporate compensation components designed to achieve those objectives in the short term and the long term.  A substantial portion of the cash compensation component is in the form of a performance-based annual incentive, which keeps management focused on near-term results.  The equity compensation component, which contains vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value.  Consistent with our culture of cost control and performance-based management, the Executive Compensation Committee emphasizes target incentive and equity compensation as a meaningful part of total compensation.  This balance between salaries and performance-based cash and equity awards reflects our commitment to placing a meaningful portion of our executive officers’ compensation at risk by linking it to achievement of specified performance goals and appreciation in the market price of our Common Stock.  While annual cash incentives play an important role in the Company’s executive compensation program, overweighting this form of compensation can encourage strategies and risks that may not correlate with the long-term best interests of the Company.  The Executive Compensation Committee strives to mitigate potential risk relating to the short-term nature of our annual incentive plan through a mix of financial metrics, which provide checks and balances, as well as through the caps on cash awards built into the plan design.  The Executive Compensation Committee believes that our compensation plans and practices will reward executive officers for their contributions to our success and provide incentives to them to continue performing services for us to the best of their abilities.

In making decisions regarding an executive’s total compensation, the Executive Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities.  The Executive Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, integrity, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial performance, creation of stockholder value, and current and past compensation.  In determining the mix of compensation elements, the Executive Compensation Committee considers the effect of each element in relation to total compensation.  The Executive Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Executive Compensation Committee, the Executive Compensation Committee’s general understanding of compensation levels at public companies, and the historical compensation levels of our executive officers, and, with respect to executives other than the CEO, we consider the recommendations of the CEO.  We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

Procedures

The Executive Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding the compensation of our executive officers, the Executive Compensation Committee utilizes an extensive process for evaluating the performance of the Company and individual executive officers in making compensation decisions.  In developing the process, the Executive Compensation Committee recognizes the need for the Company’s executive compensation structure to be competitive and for it to be an aid in the recruitment and retention of key executives.  In addition, the process needs to recognize the continuing consolidation of duties amongst the members of executive management as that group has been reduced in recent years.  The key elements of that process are as follows:

•	The Executive Compensation Committee receives and reviews a report from our President and CEO containing:

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A summary and analysis of publicly available data regarding all elements of compensation paid by the following publicly held trucking companies whose size and/or operations are similar to ours: Celadon Group, Inc., Covenant Transportation Group, Inc., Heartland Express, Inc., Marten Transport, Ltd. and P.A.M. Transportation Services, Inc.

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A comparison of our financial performance in measures such as revenue and earnings per share growth, cost of capital, return on capital, economic value added, returns on equity and assets, share price growth and market capitalization growth compared with the financial performance of the following well established, publicly held trucking companies of various sizes: Celadon Group, Inc., Covenant Transportation Group, Inc., Heartland Express, Inc., Marten Transport, Ltd. and P.A.M. Transportation Services, Inc.

o
A comparison, based on several measures, of our operating performance to the operating performance of the following publicly held trucking companies: Celadon Group, Inc., Covenant Transportation Group, Inc., Heartland Express, Inc., Marten Transport, Ltd. and P.A.M. Transportation Services, Inc.

o	An internal pay equity analysis comparing the base salaries and potential cash incentive compensation available to various levels of our management, including our President and CEO.

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An evaluation by our President and CEO of the performance of the executive management team and each executive officer, other than the President and CEO, on the basis of specific performance indicators, as described in more detail below.

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Our President and CEO presents to the Executive Compensation Committee a summary, in tabular format, of all elements of compensation paid to all executive officers, other than the President and CEO, as well as the most recent changes in cash compensation, together with the President and CEO’s recommendations for adjustments to each element of compensation, based on the information and analysis described above and such subjective factors as the President and CEO may deem appropriate or on which the Committee may request information.

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Our President and CEO presents to the Executive Compensation Committee a summary, in tabular format, of all elements of the President and CEO’s compensation, as well as the most recent changes in cash compensation, without any recommendations for adjustment.

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Based on these reports, analyses and recommendations, and such other factors as the Executive Compensation Committee may deem appropriate in particular circumstances, including subjective factors and the competitiveness of the labor market in which we compete for executive talent, the Executive Compensation Committee makes its determinations regarding any adjustments to the compensation of the President and CEO and our other executive officers.  The President and CEO will typically be present for the Executive Compensation Committee’s deliberations regarding other executive officers in order to answer questions and assist in the Executive Compensation Committee’s review of the data presented, but is not present for the Executive Compensation Committee’s deliberations regarding his own compensation.  The Executive Compensation Committee will establish a maximum increase in the salary of each executive officer, and the President and CEO will then determine the specific adjustment to be made to the salary of each executive officer other than himself.

•	The determinations of the Executive Compensation Committee are communicated to the full Board of Directors.

In its consideration of the relative compensation levels (including the percentage allocated to long-term equity incentives) of corporate executives in other publicly traded trucking companies, the Executive Compensation Committee does not engage in any formal benchmarking, that is, it does not attempt to set the compensation of our executives at a level having any pre-determined relationship to compensation paid by members of this group of peer companies.  Whether actual compensation is above or below compensation paid by other companies to officers in comparable positions will depend on the achievement of performance objectives, the amount available for distribution as cash awards under our 2013 Management Bonus Plan and the market value of shares of our Common Stock issued in connection with equity awards, all of which, we believe, are directly related to our performance.

During 2012, when decisions regarding 2012 compensation for our executive officers were made, our former President and CEO, Clifton R. Beckham, had responsibility for conducting performance evaluations and making related reports to the Executive Compensation Committee for all executive officers other than himself.  As President and CEO, Mr. Beckham also made recommendations to the Executive Compensation Committee regarding specific salary increases and awards under our 2004 Equity Incentive Plan for those officers.  Performance evaluations and reports relating to the performance of our President and CEO, and recommendations regarding salary increases and equity awards to that individual (currently, a single officer), are the responsibility of the Executive Compensation Committee.  In evaluating the performance of our executive officers, the Executive Compensation Committee reviews information regarding our performance in a number of areas.  In recent years, the Executive Compensation Committee has focused primarily on revenue growth, operating ratio, earnings per share growth, returns on equity, assets and invested capital and the valuation and trading volume of our stock, all of which are reviewed in relationship to general economic conditions and the relative performance of our competitors.

The specific performance indicators used by Mr. Beckham, as President and CEO, to evaluate the performance of the executive team and individual executive officers included various measures of financial and operating performance, operating costs, personnel management and retention, safety performance and compliance with the Company’s rules, procedures and codes.  In assessing performance for each officer, our President and CEO may rely on subjective factors as well as quantitative factors, including long-term performance trends and performance relative to our industry.  Although specific salary adjustments and other compensation decisions are within the discretion of the Executive Compensation Committee, we expect that the President and CEO will usually recommend salary increases within certain ranges in correlation to the overall performance achieved by individual officers.

The Executive Compensation Committee conducts annual compensation reviews in January of each year and annual salary adjustments will generally be made effective as of January 1, although any other date can be selected.  The Executive Compensation Committee believes that this allows for more efficient and productive analysis of the Company’s and the executive officers’ full-year performance, as well as comparative information about the performance and compensation practices of other companies in the Company’s industry, as described above.

In general, the Executive Compensation Committee does not consider amounts that may be realized by our executive officers from prior compensation awards, such as appreciation in the value of stock previously acquired pursuant to stock options or restricted stock awards, when making decisions regarding current compensation.  The Executive Compensation Committee has not engaged or received reports from any third party compensation consultants.

Elements

In 2012, our compensation program retained the three major elements we have historically employed: base salary, annual cash bonus linked to specific factors and equity compensation.  A discussion of each element follows.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate and retain highly qualified executives, taking into consideration the cost of living in our region.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider the executive’s current salary and the executive’s qualifications and experience, including, but not limited to, the executive’s length of service with our Company, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance and future potential of providing value to our stockholders.  We set our base salaries at a level that allows us to pay a significant portion of an executive officer’s total compensation in the form of incentive compensation, including annual cash bonuses and long-term incentives.  We believe this mix of compensation helps us incentivize our executives to maximize stockholder value in the long run.  We consider adjustments to base salaries annually to reflect the foregoing factors.  We do not apply a specific weighting to each of such factors, nor do we apply firm benchmarking to similarly situated executives of other comparable companies.

Annual Cash Bonus

As part of its evaluation, the Executive Compensation Committee reviewed the incentive targets used by other companies, many of which related to various measures of financial returns and earnings per share.  The Executive Compensation Committee also reviewed and discussed, with input from the President and CEO, various non-financial measures that were important to our overall performance.  The Executive Compensation Committee also reviewed information from investment banking sources concerning the correlation between certain financial measures and increases in stockholder value.  Following this review, the Executive Compensation Committee adopted a combination of financial and non-financial annual bonus targets that the Executive Compensation Committee expects to provide an incentive to the executives to manage multiple aspects of our business, regardless of whether the operating environment makes achievement of one aspect difficult.

We did not meet the performance targets for 2012 and, therefore, no incentive cash payments were made to any Named Executive Officers during 2012.

Equity Compensation

The Executive Compensation Committee believes that the equity compensation component of executive compensation should be meaningfully aligned with increasing stockholder value, while also exposing the holder to the risk of downward stock prices and volatility.  In the recent past, the Executive Compensation Committee granted equity compensation using a mix of stock options and restricted stock, with approximately one-half of the grant date value represented by each of stock options and restricted stock (considering stock options at their Black-Scholes-Merton value upon issuance and restricted stock at the closing stock price on the date of issuance).

In February 2012, the Executive Compensation Committee determined that no grants would be made to our Named Executive Officers during 2012.

Other Elements of Compensation

In addition to the three principal elements of our compensation program described above, we also provide to our executive officers premium payments on life insurance policies, under which we are not the beneficiary, and a matching amount to the qualifying contributions made under our 401(k) Investment Plan, which was suspended effective April 1, 2009.  Under certain circumstances in which there is a change in control, certain outstanding unexercisable stock options and unvested restricted stock granted to recipients, including Named Executive Officers, may become immediately exercisable or subject to immediate vesting, respectively, upon the occurrence of such event, notwithstanding that such stock options or restricted shares may not otherwise have been fully exercisable or fully vested.  Awards granted prior to 2009 do not provide for any acceleration of payment.  Awards granted in 2009, 2010, 2011, 2012, January 2013 and February 2013, provide for the payment, or acceleration of payment, of compensation in connection with any change of control of the Company.   The Executive Compensation Committee may provide for acceleration of vesting of individual awards in connection with any future awards.

Generally, and as qualified by the terms of the 2004 Equity Incentive Plan and award notices, a change in control occurs if:  (i) someone acquires 50% or more of the combined voting power of the stock of the Company, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of the Company prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of the Company immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; or (iv) we sell or liquidate all or substantially all of our assets.  The estimated value of stock options and restricted stock that would have vested for our Named Executive Officers as of December 31, 2012 under the acceleration scenarios described above are as follows: Clifton R. Beckham – $23,922; Michael R. Weindel, Jr. – $17,761; and, J. Rodney Mills – $17,084.   The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 31, 2012 ($3.45), the last trading day of the fiscal year, by the number of shares of accelerated restricted stock.

Recent Compensation Decisions

New Chief Executive Officer Compensation Arrangements

In February 2013, in connection with his appointment as President and Chief Executive Officer, John M. Simone entered into an employment agreement with the Company (the “Employment Agreement”), which provides for (i) an annual base salary of $460,000, (ii) a grant of 75,000 shares of restricted stock, to vest in equal 25% installments over four years, beginning February 18, 2014, conditioned on continued employment and certain other forfeiture provisions, (iii) a grant of non-qualified stock options valued at $75,000 using a Black-Scholes model as determined by the Company with an exercise price of $4.83, which was the closing price of the Company’s Common Stock on February 19, 2013, to vest in equal 25% installments over four years, beginning February 18, 2014, conditioned on continued employment and certain other forfeiture provisions, (iv) participation in the 2013 Management Bonus Plan with a target annual incentive bonus of 75% of annual base salary, which will not be pro-rated for 2013, and (v) two special cash bonus opportunities of up to $50,000 each determined by the achievement of certain levels of financial performance for portions of 2013.  Mr. Simone’s Employment Agreement provides for monthly severance payments in an amount equal to Mr. Simone’s then-current base salary for a period of twelve months if the Company terminates Mr. Simone’s employment without cause.

2013 Management Bonus Plan

In January 2013, the Executive Compensation Committee approved a Management Bonus Plan (the “Plan”).  The Plan’s objectives are to attract, retain and motivate key management employees, to reward those management employees for meeting or exceeding their performance targets and to align the incentive rewards with the Company’s long-term objective of creating and growing economic value for its stockholders.  The Plan consists of cash and equity incentive awards.  The Plan will be administered by the Executive Compensation Committee, which will make all decisions regarding Plan participants and awards.

Plan participants will be paid a cash percentage and an equity percentage of their base salaries corresponding with the achievement of certain levels of consolidated 2013 pretax income.

•
Each applicable level of consolidated 2013 pretax income corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee’s base salary to determine the employee’s cash bonus.  Pursuant to the Plan, Clifton R. Beckham and Michael R. Weindel may receive between 20% and 100% of their respective base salaries, and J. Rodney Mills may receive between 10% and 50% of his base salary, depending on the applicable level of consolidated 2013 pre-tax income achieved, if any.

•
The equity awards, if any, will consist of restricted stock.  Each applicable level of consolidated 2013 pretax income corresponds to a percentage bonus opportunity for the employee.  The percentage is multiplied by the employee’s base salary and that amount is divided by the closing price of the Company’s Common Stock on the day following the release of its 2013 earnings to determine the number of shares to be awarded.  Pursuant to the Plan, Clifton R. Beckham and Michael R. Weindel may receive between 10% and 30% of their respective base salaries in equity, and J. Rodney Mills may receive between 5% and 15% of his base salary in equity, depending on the applicable level of consolidated 2013 pre-tax income achieved, if any.  Instead of restricted stock, the Executive Compensation Committee may, at its discretion, choose to award the shares in the form of nonqualified stock options, the number of which would be determined based upon the Black-Scholes-Merton cost model and the exercise price of which would be the closing price of the Company’s Common Stock on the day following the release of its 2013 earnings.  The equity awards will vest 25% each year beginning on the anniversary of the date of grant, conditioned on continued employment and certain other forfeiture provisions, and will be issued from the Company’s 2004 Equity Incentive Plan.

The Executive Compensation Committee also granted Restricted Stock Awards (“RSAs”) in an amount equal to a percentage of the recipient’s annual salary.  The value of the RSAs was based on the closing price of the Company’s Common Stock on the NASDAQ Stock Market on February 1, 2013, which was $4.98.  The shares were issued from the Company’s 2004 Equity Incentive Plan.  The RSAs will vest 25% each year beginning February 1, 2014, conditioned on continued employment and certain other forfeiture provisions.  The following table sets forth the RSAs that were awarded to Messrs. Beckham, Weindel and Mills:

Name and Position	Shares of Restricted Stock
Clifton R. Beckham Executive Vice President and Chief Financial Officer	7,530

Michael R. Weindel Executive Vice President and Chief Operations Officer for SCS and Intermodal	4,317

J. Rodney Mills Vice President and General Counsel	1,807

RSAs become taxable to the Plan participants as ordinary income upon vesting.  The Company will not be responsible for the payment of any taxes or assessments that may become payable by or on behalf of a Plan participant due to any remuneration granted pursuant to the terms of the Plan.

Salary Adjustments

In connection with his new responsibilities, Mr. Beckham’s salary was set at $300,000, effective March 1, 2013.  In addition, Mr. Mills’ salary was set at $180,000, effective December 31, 2012.

The Role of Stockholder Say-on-Pay Vote

At the Company’s Annual Meeting held on May 2, 2012, our stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting.  Stockholders approved the say-on-pay proposal by the affirmative vote of 98.2% of the shares cast on that proposal.  The Executive Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and accordingly the Executive Compensation Committee did not change its philosophy in designing the compensation plan for fiscal 2012. The Executive Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our Named Executive Officers.

At the Company’s Annual Meeting held on May 4, 2011, our stockholders also had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future Annual Meetings.  Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years.  The frequency receiving the highest number of votes was every year.  In accordance with this vote, at the current time our Board of Directors has determined it will hold the say-on-pay advisory vote every year.

Accounting and Tax Considerations

In making its compensation decisions, the Executive Compensation Committee considers, and attempts to comply with, the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based and meets certain other requirements including stockholder approval and outside director administration.  To date, no executive officer has received compensation in any year that exceeded $1,000,000.  The Executive Compensation Committee also considers, and attempts to avoid, any additional taxes or interest charges under Section 409A(a)(1)(B) of the Internal Revenue Code.  If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A(a)(2), (3), and (4), then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture and are subject to additional tax plus interest under Section 409A(a)(1)(B).

Executive Compensation Tables

The following table, based on 2012 total compensation, sets forth certain information concerning the compensation for our Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards (1)(2)($)	Options Awards (1)($)	All Other Compensation ($)	Total ($)

Clifton R. Beckham	2012	383,201	--	--	--	383,201
Executive Vice President	2011	315,228	19,172	19,161	--	353,561
and Chief Financial Officer

Michael R. Weindel, Jr.	2012	221,085	--	--	1,000	222,085
Executive Vice President	2011	207,132	14,236	14,232	1,000	236,600
and Chief Operations Officer
for SCS and Intermodal

J. Rodney Mills	2012	225,843	--	--	1,000	226,843
Vice President, Risk	2011	203,356	13,671	13,682	1,000	231,709
Management and
General Counsel

Darron R. Ming (3)	2012	238,632	--	--	--	238,632
Former Executive Vice President	2011	204,726	14,203	14,211	--	233,140
and Chief Financial Officer

(1)
The amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures for service-based vesting conditions.  See also “Note 11. Stock Plans” to our 2012 consolidated financial statements in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the Company’s stock plans and the methods used to account for stock plan activity.

(2)
Our awards of restricted stock are subject to vesting conditions, which may include continued employment, performance or other criteria.  The amounts set forth have been calculated assuming all increments will vest, and the shares awarded have been valued at the grant date fair value.

(3)	Mr. Ming’s employment was terminated in December 2012.

Narrative to the Summary Compensation Table

See “Executive Compensation” for a description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

The following table sets forth information concerning outstanding exercisable and unexercisable option awards as of the end of fiscal year 2012.  The following table also sets forth information concerning outstanding stock awards as of the end of fiscal year 2012 that had been granted but that had not yet vested and had not yet been earned.  For this purpose, an “unearned” award is one for which it has not yet been determined whether the applicable performance goals will be met.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Clifton R. Beckham	541 (1)		14.18	08/01/2013
	541 (2)		14.18	08/01/2014
	542 (3)		14.18	08/01/2015
	726 (1)		13.88	08/01/2013
	726 (2)		13.88	08/01/2014
	725 (3)		13.88	08/01/2015
	674 (1)		14.50	08/01/2013
	674 (2)		14.50	08/01/2014
	673 (3)		14.50	08/01/2015
	923 (1)		11.19	08/01/2013
	923 (2)		11.19	08/01/2014
	923 (3)		11.19	08/01/2015
	451 (2)		12.21	08/01/2014
	451 (3)		12.21	08/01/2015
	281 (2)		18.58	08/01/2014
	281 (3)		18.58	08/01/2015
	258 (2)		16.49	08/01/2014
	258 (3)		16.49	08/01/2015
	292 (2)		13.61	08/01/2014
	292 (3)		13.61	08/01/2015
	441 (3)		12.20	08/01/2015
	603 (3)		12.52	08/01/2015
	654 (3)		12.11	08/01/2015
	346 (3)		9.03	08/01/2015
		451 (6)	12.21	08/01/2016
		281 (6)	18.58	08/01/2016
		258 (6)	16.49	08/01/2016
		292 (6)	13.61	08/01/2016
		441 (6)	12.20	08/01/2016
		441 (7)	12.20	08/01/2017
		603 (6)	12.52	08/01/2016
		602 (7)	12.52	08/01/2017
		654 (6)	12.11	08/01/2016
		655 (7)	12.11	08/01/2017
		346 (6)	9.03	08/01/2016
		345 (7)	9.03	08/01/2017
					23,961 (8)	82,665 (9)
					130 (10)	449 (9)
					87 (11)	300 (9)
					96 (12)	331 (9)
					118 (13)	407 (9)
					262 (14)	903 (9)
					255 (15)	880 (9)
					264 (16)	911 (9)
					353 (17)	1,218 (9)

Michael R. Weindel, Jr.	1,700 (4)		22.54	04/01/2013
	1,700 (5)		22.54	04/01/2014
	402 (1)		14.18	08/01/2013
	402 (2)		14.18	08/01/2014
	402 (3)		14.18	08/01/2015
	539 (1)		13.88	08/01/2013
	539 (2)		13.88	08/01/2014
	539 (3)		13.88	08/01/2015
	500 (1)		14.50	08/01/2013
	500 (2)		14.50	08/01/2014
	501 (3)		14.50	08/01/2015
	686 (1)		11.19	08/01/2013
	686 (2)		11.19	08/01/2014
	685 (3)		11.19	08/01/2015
	335 (2)		12.21	08/01/2014
	335 (3)		12.21	08/01/2015
	209 (2)		18.58	08/01/2014
	209 (3)		18.58	08/01/2015
	192 (2)		16.49	08/01/2014
	192 (3)		16.49	08/01/2015
	217 (2)		13.61	08/01/2014
	217 (3)		13.61	08/01/2015
	328 (3)		12.20	08/01/2015
	448 (3)		12.52	08/01/2015
	486 (3)		12.11	08/01/2015
	257 (3)		9.03	08/01/2015
		335 (6)	12.21	08/01/2016
		208 (6)	18.58	08/01/2016
		191 (6)	16.49	08/01/2016
		216 (6)	13.61	08/01/2016
		328 (6)	12.20	08/01/2016
		327 (7)	12.20	08/01/2017
		448 (6)	12.52	08/01/2016
		447 (7)	12.52	08/01/2017
		486 (6)	12.11	08/01/2016
		486 (7)	12.11	08/01/2017
		257 (6)	9.03	08/01/2016
		256 (7)	9.03	08/01/2017
					17,504 (8)	60,389 (9)
					97 (10)	335 (9)
					63 (11)	217 (9)
					72 (12)	248 (9)
					87 (13)	300 (9)
					195 (14)	673 (9)
					189 (15)	652 (9)
					196 (16)	676 (9)
					263 (17)	907 (9)

J. Rodney Mills	387 (1)		14.18	08/01/2013
	387 (2)		14.18	08/01/2014
	386 (3)		14.18	08/01/2015
	518 (1)		13.88	08/01/2013
	518 (2)		13.88	08/01/2014
	519 (3)		13.88	08/01/2015
	481 (1)		14.50	08/01/2013
	481 (2)		14.50	08/01/2014
	482 (3)		14.50	08/01/2015
	659 (1)		11.19	08/01/2013
	659 (2)		11.19	08/01/2014
	660 (3)		11.19	08/01/2015
	322 (2)		12.21	08/01/2014
	322 (3)		12.21	08/01/2015
	201 (2)		18.58	08/01/2014
	201 (3)		18.58	08/01/2015
	184 (2)		16.49	08/01/2014
	184 (3)		16.49	08/01/2015
	208 (2)		13.61	08/01/2014
	208 (3)		13.61	08/01/2015
	315 (3)		12.20	08/01/2015
	430 (3)		12.52	08/01/2015
	467 (3)		12.11	08/01/2015
	247 (3)		9.03	08/01/2015
		322 (6)	12.21	08/01/2016
		200 (6)	18.58	08/01/2016
		185 (6)	16.49	08/01/2016
		209 (6)	13.61	08/01/2016
		315 (6)	12.20	08/01/2016
		315 (7)	12.20	08/01/2016
		430 (6)	12.52	08/01/2016
		431 (7)	12.52	08/01/2017
		467 (6)	12.11	08/01/2016
		468 (7)	12.11	08/01/2017
		247 (6)	9.03	08/01/2016
		246 (7)	9.03	08/01/2017
					16,775 (8)	57,874 (9)
					94 (10)	324 (9)
					61 (11)	210 (9)
					69 (12)	238 (9)
					83 (13)	286 (9)
					187 (14)	645 (9)
					182 (15)	628 (9)
					188 (16)	649 (9)
					253 (17)	873 (9)

Darron R. Ming (18)		--			--	--

(1)	Options had a vesting date of 08/01/10.

(2)	Options had a vesting date of 08/01/11.

(3)	Options had a vesting date of 08/01/12.

(4)	Options had a vesting date of 04/01/11.

(5)	Options had a vesting date of 04/01/12.

(6)	Options have a vesting date of 08/01/13.

(7)	Options have a vesting date of 08/01/14.

(8)
The restricted stock shown in this table is based upon the award of a total of 200,000 shares of restricted stock to certain officers of the Company including Messrs. Beckham, Weindel and Mills on July 16, 2008.  Each participating officer’s restricted shares of Common Stock will vest in varying amounts over the ten year period beginning April 1, 2011, subject to the Company’s attainment of retained earnings growth.  The increment that was set to vest on April 1, 2013 was deemed forfeited on June 30, 2011 due to the Company not meeting the specified performance criteria.  The shares will remain outstanding until their scheduled vesting date of April 1, 2013, at which time their forfeiture will become effective.  The number of shares deemed forfeited for Messrs. Beckham, Weindel and Mills were 2,995, 2,188 and 2,097, respectively.  Because it was conclusively determined by December 31, 2012 that such third increment would be forfeited, the shares covered by such increment of this award did not represent potentially realizable compensation to Messrs. Beckham, Weindel and Mills at year end, and such shares are not included in this table.

(9)
The market value of shares of unvested, unearned restricted stock is equal to the product of the closing market price of our Common Stock at the most recent fiscal year end and the number of unvested, unearned shares.  The closing market price of our Common Stock was $3.45 on December 31, 2012.

(10)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on February 1, 2010.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2011 and continuing through and including August 1, 2013.

(11)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on May 3, 2010.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2011 and continuing through and including August 1, 2013.

(12)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on August 2, 2010.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2011 and continuing through and including August 1, 2013.

(13)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on November 1, 2010.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2011 and continuing through and including August 1, 2013.

(14)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on February 1, 2011.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2012 and continuing through and including August 1, 2014.

(15)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on May 2, 2011.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2012 and continuing through and including August 1, 2014.

(16)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on August 1, 2011.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2012 and continuing through and including August 1, 2014.

(17)
The restricted stock shown in this table is based upon the grant of restricted stock to certain employees of the Company including Messrs. Beckham, Weindel and Mills on November 1, 2011.  Each participating employee’s restricted shares of Common Stock will vest in annual increments of one-third beginning August 1, 2012 and continuing through and including August 1, 2014.

(18)	Mr. Ming’s employment was terminated during December 2012. At December 31, 2012, all outstanding equity awards previously granted to Mr. Ming had been forfeited.

Non-Qualified Deferred Compensation

We do not offer, and our Named Executive Officers did not participate in, any non-qualified deferred compensation programs during the year ended December 31, 2012.

Pension Benefits

We do not offer, and our Named Executive Officers did not participate in, any pension plan during the year ended December 31, 2012.

DIRECTOR COMPENSATION

During 2012, we paid each nonemployee director an annual retainer of $10,000, payable in quarterly installments of $2,500.  Each nonemployee director was also paid a fee of $1,000 per Board meeting attended in person and $500 per telephone Board meeting.

During 2012, the Chairman of the Audit Committee was paid an annual retainer of $7,500, payable in quarterly installments of $1,875, in addition to a $5,000 annual retainer paid to all members of the Audit Committee in quarterly installments of $1,250.  Audit Committee members were also paid a fee of $500 per Audit Committee meeting attended in person and $250 per telephone Audit Committee meeting.

During 2012, the Chairman of the Executive Compensation Committee was paid an annual retainer of $2,000, payable in quarterly installments of $500, in addition to a $1,000 annual retainer paid to all members of the Executive Compensation Committee in quarterly installments of $250.  Executive Compensation Committee members were also paid a fee of $500 per Executive Compensation Committee meeting attended in person and $250 per telephone Executive Compensation Committee meeting.

During 2012, the Chairman and all members of the Nominating and Corporate Governance Committee were paid an annual retainer of $2,000, payable in quarterly installments of $500.  The Chairman and all members of the Nominating and Corporate Governance Committee received no fees for attending individual Nominating and Corporate Governance Committee meetings.

During 2012, the Chairman of an ad-hoc committee formed for a specific purpose was paid an annual retainer of $2,000, payable in quarterly installments of $500, in addition to a $1,000 annual retainer paid to all members of such committee in quarterly installments of $250.  The ad-hoc committee members were also paid a fee of $500 per meeting attended in person and $250 per telephone meeting.

Directors who are our employees do not receive compensation for Board or committee service.

Upon Mr. Elliott’s appointment as Chairman of the Board in May 2011, and through December 31, 2012, he received a compensation package consisting of an annual retainer of $80,000, with 50% of that amount payable in cash and 50% payable in restricted shares of the Company’s Common Stock.  The cash portion was paid in quarterly installments of $10,000.  The equity portion was granted annually following the Annual Meetings in 2011 and 2012.  Each portion equaled $40,000 divided by the average stock price during the prior four fiscal quarters and all shares granted shall vest on the date of the next succeeding Annual Meeting.  All unvested shares shall vest upon a change in control of the Company, or the death or disability of Mr. Elliott.  The fees Mr. Elliott received for his membership and chairmanship roles on various Board committees were not changed.  During his term as Chairman, Mr. Elliott did not receive any fees for attending individual Board meetings.  The equity portion received by Mr. Elliott on May 2, 2012 consisted of 4,181 shares of restricted stock.

In November 2012, Mr. Elliott was succeeded as Chairman of the Board by Mr. Robert A. Peiser.  Upon this change, Mr. Elliott remained on the Board and continues in his current position as Chairman of the Audit Committee.  The fees Mr. Elliott currently receives for his membership on the Board and chairmanship roles on various Board committees are as set forth above.

In February 2012, Mr. Robert A. Peiser was appointed to the Board.  In connection therewith, he was awarded an equity grant of non-qualified stock options equal to $25,500 divided by the closing price of the Company’s Common Stock on the date of grant, which amounted to an option covering 5,730 shares.  All such options shall vest in three equal tranches annually beginning on February 6, 2013, and continuing through and including February 6, 2015.  Each tranche that vests shall remain exercisable for three years, with the last tranche expiring on February 6, 2018.

In August 2012, the Board of Directors elected Mr. Robert A. Peiser to the position of Vice Chairman of the Board.  In connection with his election, Mr. Peiser received a compensation package consisting of an annual retainer of $80,000, with 50% of that amount payable in cash and 50% payable in restricted shares of the Company’s Common Stock.  The cash portion is payable in quarterly installments of $10,000.  The equity portion was granted upon his election as Vice Chairman and thereafter annually at the Annual Meeting and shall equal $40,000 divided by the average closing market price of the Company’s Common Stock during the prior four fiscal quarters.  All shares granted shall vest on the date of the next Annual Meeting.  The award to Mr. Peiser upon his election as Vice Chairman of the Board of Directors amounted to 4,910 shares of restricted stock, based upon the average closing market price of the Company’s Common Stock for the four quarters ended June 30, 2012.  The shares will vest at the 2013 Annual Meeting, subject to certain acceleration and forfeiture provisions.

In November 2012, the equity portion of Mr. Peiser’s annual compensation package was increased by $20,000 upon his election as Chairman of the Board.  The equity portion was granted upon his election as Chairman of the Board and thereafter annually at the Annual Meeting and shall now equal $60,000 divided by the closing price of the Company’s Common Stock on the date of grant. All shares granted shall vest on the date of the next Annual Meeting.  The award to Mr. Peiser upon his election as Chairman of the Board of Directors amounted to 6,896 shares of restricted stock, based closing price of the Company’s Common Stock on the date of grant.  The shares will vest at the 2013 Annual Meeting, subject to certain acceleration and forfeiture provisions.

In November 2012, Mr. Robert E. Creager was appointed to the Board of Directors.  In connection therewith, he was awarded an equity grant of restricted stock equal to $10,000 divided by the closing price of the Company’s Common Stock on the date of grant, which amounted to 3,448 shares.  All shares granted shall vest on the date of the 2013 Annual Meeting.

The 2004 Equity Incentive Plan permits awards of incentive stock options, nonqualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of Common Stock.  Individuals to whom awards may be granted include any employee, officer or director of the Company or of any entity that is directly or indirectly controlled by the Company.  No individual director may receive in any one calendar year awards amounting to more than 30,000 shares of our Common Stock.  The Executive Compensation Committee may grant stock options to directors either in the form of incentive stock options or nonqualified stock options, except that incentive stock options may not be granted to nonemployee directors.  The exercise price of any shares subject to a stock option may be no less than 100% of the fair market value of the shares on the date the stock option is granted, or 110% of such fair market value for an incentive stock option granted to a participant who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock or one of our parent or subsidiary corporations.  The 2004 Equity Incentive Plan is administered by the Executive Compensation Committee.  The Board or the Executive Compensation Committee may delegate the administration of the 2004 Equity Incentive Plan, subject to certain limitations.

The following table sets forth information concerning compensation for the last fiscal year for our nonemployee directors.

2012 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Robert A. Peiser	30,750	25,500 (1)	60,000 (2)	116,250
Terry A. Elliott	66,250	--	40,000 (3)	106,250
William H. Hanna	46,250	--	--	46,250
Richard B. Beauchamp	45,750	--	--	45,750
James D. Simpson, III	26,000	--	--	26,000
James B. Speed	10,000	--	--	10,000
Robert E. Creager	--	--	10,000 (4)	10,000

(1)
Mr. Peiser was granted a non-qualified stock option covering 5,730 shares on February 6, 2012, which shall vest in three equal tranches annually beginning on February 6, 2013, and continuing through and including February 6, 2015.  Each tranche that vests shall remain exercisable for three years, with the last tranche expiring on February 6, 2018.

(2)	Mr. Peiser was granted 4,910 shares of restricted stock on August 6, 2012 and 6,896 shares of restricted stock on November 8, 2012, which will vest on the date of the 2013 Annual Meeting.

(3)	Mr. Elliott was granted 4,181 shares of restricted stock on May 2, 2012, which will vest on the date of the 2013 Annual Meeting.

(4)	Mr. Creager was granted 3,448 shares of restricted stock on November 8, 2012, which will vest on the date of the 2013 Annual Meeting.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee is comprised of Richard B. Beauchamp (Chairman), William H. Hanna, Terry A. Elliott and Robert A. Peiser.

During 2012, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors, our executive officers, and their affiliates.

See “Certain Transactions” for a description of certain transactions between us and our other directors, executive officers, or their affiliates and “Executive Compensation” for a description of compensation of the members of the Executive Compensation Committee.

RISKS PRESENTED BY THE COMPANY’S COMPENSATION PROGRAMS

As required by the SEC rules, the Company has assessed the risks that could arise from its compensation policies, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on the Company.  The Company’s risk-assessment of its compensation policies creates a strong alignment between the interests of management and stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm we utilized during fiscal years 2012 and 2011 was Grant Thornton LLP.  Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.  The representatives of Grant Thornton LLP will have the opportunity to make a statement at the Annual Meeting if they choose to do so.

Principal Accounting Fees and Services

The following table presents fees for professional services rendered by our principal accountant, Grant Thornton LLP, for the years ended December 31, 2012 and 2011 for the audit of the Company’s consolidated financial statements and fees billed for other services rendered.

	2012	2011
Audit Fees (a)	$235,000	$314,853

Other Fees:
Audit-Related Fees (b)	--	--
Tax Fees (c)	1,491	--
All Other Fees (d)	--	--

(a)
Fees and expenses for (i) the integrated audit of the consolidated financial statements included in our Annual Reports on Form 10-K and internal control over financial reporting for 2012; (ii) the reviews of the interim consolidated financial information included in our Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and provision of related consents.

(b)	Fees and expenses paid to our principal accountant for services reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.”

(c)	Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice.

(d)	Fees and expenses paid to our principal accountant for services other than audit fees, audit-related fees, and tax fees.

The Audit Committee selects the firm that performs the integrated audit of our consolidated financial statements and internal control over financial reporting, determines the compensation of that firm and pre-approves all services of any type that firm renders to us.  The Audit Committee has been informed of the types of services Grant Thornton LLP rendered to us and has determined that, in providing those services, Grant Thornton LLP has maintained its independence as to us.  The Audit Committee has a written policy for the pre-approval of the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence.  The Audit Committee pre-approves the engagement terms and fees of annual audit services, and any changes in such terms and fees resulting from changes in audit scope, our structure or other matters.  The Audit Committee may also grant pre-approval for other audit services, audit-related services (which include assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and that are traditionally performed by the independent auditor) and tax services.  Each pre-approval, unless earlier withdrawn or modified by the Audit Committee, has a term of twelve months, unless the Audit Committee specifically provides for a different period.  The pre-approval policy also contains a non-exclusive list of prohibited non-audit services that may not be performed by our independent registered public accounting firm, and provides that permissible non-audit services classified as “all other services” must be separately pre-approved by the Audit Committee.  The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated under the Exchange Act, which permits the waiver of the pre-approval requirements in certain circumstances.

REPORT OF AUDIT COMMITTEE

In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm.  The Audit Committee Report for 2012 is set forth below.

The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this proxy statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal controls over financial reporting.  The Company’s management has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls.  The Company retains an independent registered public accounting firm, which is responsible for conducting an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon.

In performing its duties, the Audit Committee has discussed the Company’s financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and the Company’s independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm.  For the fiscal year ended December 31, 2012, the Audit Committee (i) reviewed and discussed the audited financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and Grant Thornton LLP, the Company’s independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified, supplemented, or amended; (iii) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended; and (iv) has discussed with the independent registered public accounting firm its independence. The Audit Committee met with representatives of the independent registered public accounting firm without management or other persons present four times during 2012.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Audit Committee:
Terry A. Elliott (Chairman)
Richard B. Beauchamp
William H. Hanna
Robert E. Creager

CORPORATE GOVERNANCE AND RELATED MATTERS

We are committed to conducting our business in accordance with the highest ethical standards.  As part of that commitment, the Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all directors, officers and employees, which sets forth the conduct and ethics expected of all our affiliates and employees, a copy of which is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.  In addition, any amendments to, or waivers of, any provision of the Code of Ethics that apply to our principal executive, financial, and accounting officers, or persons performing similar functions, will be posted at that same location on our website.  In connection with the stockholders approval in 2011 of the amendments to the Company’s bylaws, the Board established a separate Nominating and Corporate Governance Committee comprised solely of independent directors.  The independent directors of the Nominating and Corporate Governance Committee have responsibility to, in part, recommend to the full Board corporate governance guidelines applicable to the Company and lead the Board in its annual review of the Board’s performance.

We adopted a Policy Statement and Procedures for Reporting of Violations and Complaints (“Whistleblower Policy”), a copy of which is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.  The Whistleblower Policy is intended to create a workplace environment that encourages open and honest communication and to hold USA Truck and our personnel, including senior management, accountable for adhering to our ethical standards.  The Whistleblower Policy establishes procedures for any person to report violations by us or any of our personnel of our Code of Ethics or any laws, rules or regulations without fear of retaliation.  The Whistleblower Policy also contains special procedures for submission by employees of confidential, anonymous complaints involving our accounting practices and internal accounting controls.

We also adopted a Stockholder Communications with Directors Policy, which describes the manner in which stockholders can send communications to the Board and sets forth our policy regarding Board members’ attendance at Annual Meetings.  This Policy is available at our Internet address http://www.usa-truck.com under the “Corporate Governance” tab of the “Investors” menu.

CERTAIN TRANSACTIONS

We have a long-standing written policy of not making loans to our officers, directors or affiliates. Our policy further prohibits entering into leases, equipment purchase agreements or other contracts with our officers, directors or affiliates unless the Board, and the disinterested members of the Board, so approve upon the Audit Committee’s recommendation, after the Audit Committee has determined that the transaction is reasonable, in the best interest of USA Truck and on terms no less favorable than could be obtained from an unrelated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such forms and amendments thereto, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a), with the exception of Clifton R. Beckham, Darron R. Ming, J. Rodney Mills, and Michael R. Weindel, each of whom inadvertently failed to timely report one transaction relating to the forfeiture of performance based restricted stock.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2014 Annual Meeting must be received by the Company no later than December 11, 2013 to be eligible for inclusion in the Company’s proxy statement and form of proxy for next year’s meeting. If any stockholder intends to present a proposal at the 2014 Annual Meeting without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 8, 2014 and no later than February 7, 2014. Any notice received prior to January 8, 2014 or after February 7, 2014 is untimely.

Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, regulations and the Company’s bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be addressed to USA Truck, Inc., Attention: Corporate Secretary, 3200 Industrial Park Road, Van Buren, Arkansas 72956.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors
J. RODNEY MILLS
Secretary

April 10, 2013

Upon written request of any stockholder, the Company will furnish, without charge, a copy of the Company’s 2012 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto.  The written request should be sent to J. Rodney Mills, Secretary of the Company, at the Company’s executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956.  The written request must state that as of March 13, 2013, the person making the request was a beneficial owner of shares of the Common Stock of the Company.